Exhibit 10.5

December 12, 2014

Via E-mail (holdnakdrbj@gmail.com)

and U.S.  Mail

Brenda J. Holdnak, Ph.D.

4 Valcourt Circle

Simpsonville, SC 29680

Dear BJ:

I am pleased to extend an offer of employment to you for the position of Vice President Human Resources on behalf of American Water Works Service Company, Inc. ("American Water" or the "Company"), a subsidiary of American Water Works Company, Inc.  This position will report directly to me in my capacity as President and Chief Executive Officer.  Your expected first day of employment will be January 19, 2015.  We anticipate that you will find this new role to be personally rewarding and one in which you can make significant contributions  to the Company.  The following represents American Water's offer to you:

Term of Employment: You will be employed full time as an exempt employee for a term of two (2) years from January 19, 2015 to January 20, 2017, subject to the satisfactory performance of your duties, and will voluntarily terminate your employment and transition your duties at the conclusion of the term.  You will not be eligible for any severance under the Company's  policies during or following the term of your employment.

Salary:  You will be paid bi-weekly at the rate of $12,500.00, which is approximately $325,000.00 annualized.  The salary grade for your position will be ML3b.  Your job performance will be reviewed annually as part of American Water's performance management system and you may be eligible to receive a merit increase annually beginning in 2016.

Annual Incentive Plan Bonus:  You will be eligible to participate in the Company's Annual Incentive Plan and eligible to receive a target bonus of 50% of your annual base salary.  Actual payout of the Annual Incentive Plan bonus occurs in March of each year and is discretionary and is based on specified written factors including company performance and your job performance.

Brenda J. Holdnak, Ph.D.

December 12, 2014

Long Term Incentive Plan Award:  You will not be eligible to participate in the Company's Long Term Incentive Plan and will not be eligible to receive any award under this plan.

Qualified Defined Contribution/401(k) Savings Plan:  You will be eligible to participate in the Company's 401(k) Savings Plan upon your hire date.  The Company will match 100% on the first 3% of your base pay plus 50% on the next 2% of your eligible compensation (e.g., Base Pay plus Bonus).  In addition to your contributions and the Company's match, the Company will make an annual non-elective contribution to your 401(k) Savings Plan account of 5.25% of your base salary up to $265,000 (IRS pay limitation for 2015 and indexed annually) that will vest after one (1) year of service.

Non-Qualified Saving and Deferred Compensation Plan:  You will be not be eligible for the Company's non-qualified executive defined contribution (i.e., the 5.25% Defined Contribution);  however, beginning January 1, 2016, you are eligible to elect to make a Deferral Contribution on a portion of your base pay and bonus and receive the Company's Match on eligible Deferral Contributions.

Relocation and Annual Housing Allowing: In lieu of the full relocation benefit offered by the Company, you will be paid an annual housing allowance of $50,000 that will be made in equal installments on a bi-weekly basis subject to applicable taxes and withholdings.  The foregoing notwithstanding,  you also will be eligible to utilize the Company's relocation services through its vendor, NEI, for the purposes of assisting with finding suitable accommodations  and the related services.

Benefits:  American Water offers a comprehensive benefits package, which includes medical, dental, vision, life, short-term and long-term disability insurance coverage.  You will be eligible to enroll in the Company's health care plans to receive these benefits after completing one (1) full calendar month of employment.

Vacation:  You will be eligible for 20 vacation days and 5 floating holidays per calendar year. Vacation will be prorated based on your hire date.

This offer is contingent upon satisfactory background check results, verification of your eligibility to work in the United States, verification of all information supplied on your résumé and employment application, and the absence of any Non-Compete or Non-Solicitation Agreement with a prior employer.

Also, as a condition of employment, you will be required to pass a drug screen and background check.  The test is administered by Aurico, a third party contractor who will reach out to you on the Company's behalf to initiate the process.

Once you have reviewed the offer, please sign below and return a copy to me.  Your signature will indicate your acceptance of American Water's offer of employment as outlined in this letter.

Brenda J. Holdnak, Ph.D.

December 12, 2014

I look forward to working with you and to the contributions you will make to American Water, as well as the opportunity to provide you with professional growth.

Sincerely,

Susan Story

President and Chief Executive Officer

Enclosure

I, Brenda J. Holdnak, Ph.D. understand that my employment will be "at will," which means that I am not guaranteed employment or any particular job for any specified period of time. The Company or I may terminate my employment at any time, for any or no reason, with or without cause.

Brenda J. Holdnak, Ph.D.	Date